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Exhibit 10.6

VIASYS Healthcare Inc. Management Incentive Program

        Since November 2001, when the spin-off of VIASYS Healthcare Inc. ("Company") from Thermo Electron Corporation was completed, the Company has maintained an annual management incentive program (the "Program") for certain employees designated by the Company. Generally, employees eligible for designation by the Company must be regular, exempt, full-time management and key contributors of the Company and its subsidiaries.

        The Program is available to employees who have commenced employment with the Company prior to the start of the fourth quarter in the relevant Program year. To the extent an employee is not employed with the Company for a full year, an employee may be eligible for a pro-rated payment for a partial year of service based on his/her commencement date. In order to receive an incentive payment under the Program, the employee must be continuing in the service of the Company, and must not have provided notice to the Company, on the date of payment.

Program Outline

        The Program is comprised of three performance measures:

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  Company performance is measured in earnings per share ("EPS");

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  Strategic business unit ("SBU") performance is measured in budgeted operating income per individual business unit; and

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  Individual performance is measured by achievement of approved objectives.

        On an annual basis, the Company establishes the EPS and SBU targets and approves the individual performance objectives for the Chief Executive Officer. The Chief Executive Officer approves individual performance objectives for each of the executive officers, and the business units establish individual performance objectives for all other eligible employees.

        Actual incentive payouts are established on an annual basis and range from 0% at below minimum performance, 100% (or one times target bonus) at target performance and 200% (or two times target bonus) at or above maximum performance. Each eligible employee is assigned a target bonus amount indicated as a percentage of his/her base salary and has the potential to earn this target bonus if the prescribed Company, SBU and individual objectives are achieved. Target bonuses for employees in our corporate office are based only on achievement of Company and individual objectives. A percentage of each individual's bonus eligibility is tied to the applicable factors described above and weighted based upon the relative importance of each of the performance factors to the individual's job.

        Unless approved by the Company, if actual EPS during any Program year is below the minimum EPS goal established by the Company, no incentive payment is made to any employee even if his/her SBU operating income and individual objectives are met.

Incentive Payments

        Annual incentive payments are typically paid before the close of the first calendar quarter following the end of the Program year.

Oversight & Approval

        The Compensation Committee of the Board of Directors is responsible for the review and oversight of the Program.

        This description of the Program is a summary of the Program as it has operated from the date of the spin-off. In any given year, the terms and conditions of the Program may be amended as the Company deems appropriate in its discretion.

2005 Target Bonuses for Named Executive Officers

Name	Title	Target Bonus as a % of Base Salary
Randy H. Thurman	Chairman, President & Chief Executive Officer	100%
Lori J. Cross	Group President, NeuroCare	50%
Martin P. Galvan	Senior Vice President, Chief Financial Officer, Director of Investor Relations	60%
Mahboob H. Raja	Group President, International	50%
Edward Pulwer	Executive Vice President and Group President, Respiratory Care	50%

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VIASYS Healthcare Inc. Management Incentive Program